UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

BioTelemetry, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-2568498
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1000 Cedar Hollow Road, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

BIOTELEMETRY, INC. 2017 OMNIBUS INCENTIVE PLAN

BIOTELEMETRY, INC. 2017 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Peter Ferola

Senior Vice President, General Counsel and Secretary

BioTelemetry, Inc.

1000 Cedar Hollow Road, Suite 102

Malvern, Pennsylvania  19355

(Name and address of agent for service)

(610) 729-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	3,000,000 shares	(2)	$85,650,000	$9,927
Common Stock, $0.001 par value per share	500,000 shares	(2)	$14,275,000	$1,655

(1)         An aggregate of 3,500,000 shares of the Registrant’s common stock are registered hereby, consisting of (i) 3,000,000 shares which may be issued under the Registrant’s 2017 Omnibus Incentive Plan (the “2017 OIP”) and (ii) 500,000 shares which may be issued under the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP” and together with the 2017 OIP, the “Plans”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization, or any other similar transaction.

(2)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock as reported by the NASDAQ Stock Market on May 23, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as required by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

(a)              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 22, 2017;

(b)              The Registrant’s Current Report on Form 10-Q filed with the Commission on May 4, 2017;

(c)               The Registrant’s Current Report on Form 8-K filed with the Commission on February 1, 2017;

(d)              The Registrant’s Current Report on Form 8-K/A filed with the Commission on February 13, 2017;

(e)               The Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2017;

(f)                The Registrant’s Current Report on Form 8-K filed with the Commission on May 8, 2017;

(g)               The Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2017;

(h)              The Registrant’s Current Report on Form 8-K filed with the Commission on May 22, 2017; and

(i)                  The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-4 filed with the Commission on April 22, 2013, as amended and declared effective by the Commission (File No. 333-188058), and all amendments and reports updating such description.

In addition, except to the extent that information is deemed furnished and not filed pursuant to the securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the company, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the company’s bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s bylaws require that it indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with the Registrant’s directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless: (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the Registrant’s board of directors; (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 43(d) of the bylaws of the Registrant.

The Registrant’s bylaws provide further that the Registrant shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the bylaws of the Registrant or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the liability of the directors of the Registrant for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Greenberg Traurig, P.A.

10.1	Biotelemetry, Inc. 2017 Omnibus Incentive Plan

10.2	Biotelemetry, Inc. 2017 Employee Stock Purchase Plan

23.1	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Malvern, State of Pennsylvania, on May 25, 2017.

BIOTELEMETRY, INC.

By:	/s/ Peter F. Ferola
Peter F. Ferola
Senior Vice President and General Counsel

POWER OF ATTORNEY

Each of the undersigned officers and directors of BioTelemetry, Inc. hereby severally constitutes and appoints Peter Ferola as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Joseph H. Capper	President and Chief Executive Officer	May 25, 2017
Joseph H. Capper	(Principal Executive Officer)

/s/ Heather C. Getz	Executive Vice President and Chief	May 25, 2017
Heather C. Getz	Financial Officer
(Principal Financial and Accounting Officer)

/s/ Kirk E. Gorman	Director and Chairman	May 25, 2017
Kirk E. Gorman

/s/ Anthony J. Conti	Director	May 25, 2017
Anthony J. Conti

/s/ Joseph A. Frick	Director	May 25, 2017
Joseph A. Frick

/s/ Rebecca W. Rimel	Director	May 25, 2017
Rebecca W. Rimel

/s/ Robert J. Rubin, M.D.	Director	May 25, 2017
Robert J. Rubin, M.D.

/s/ Colin Hill	Director	May 25, 2017
Colin Hill

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Greenberg Traurig, P.A.

10.1	Biotelemetry, Inc. 2017 Omnibus Incentive Plan

10.2	Biotelemetry, Inc. 2017 Employee Stock Purchase Plan

23.1	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)